Energy Services Acquisition Corp.
                                2450 First Avenue
                         Huntington, West Virginia 25703



October 7, 2008

VIA EDGAR

Ms. Jenn Do
Staff Accountant
U.S. Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, DC 20549

         Re:      Energy Services of America Corporation
                  Current Report on Form 8-K
                  File No. 1-32998

Dear Ms. Do:

     Energy Services of America Corporation (the "Company") hereby acknowledges that:

     o the Company is responsible for the adequacy and accuracy of the disclosure in the filing;

     o    staff  comments or changes to disclosure in response to staff comments
          do  not  foreclose  the  Securities  and  Exchange   Commission   (the
          "Commission") from taking any action with respect to the filing; and

     o the Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

                                    Sincerely,


                                    /s/ Edsel R. Burns
                                    Edsel R. Burns
                                    President
cc:      Alan Schick, Esq.